Exhibit 99.1

             Itron Issues Update on Patent Infringement Litigation;
                Court Issues Order Ruling on Post-Trial Motions

     SPOKANE, Wash.--(BUSINESS WIRE)--Sept. 3, 2003--Itron, Inc. (Nasdaq:ITRI) today reported that the United States District Court, District of Minnesota, has issued an Order addressing post-trial motions in the Benghiat patent litigation.
     In December 2002, a jury in Minneapolis returned a verdict against Itron and found that Itron's manual entry handheld meter reading devices infringed a patent owned by Ralph Benghiat, an individual. The jury awarded Benghiat damages of $7.4 million and determined that Itron's infringement was willful.
     In July 2003, a number of post-trial motions were filed by both parties. Benghiat moved for interest on the verdict, the prohibition of infringing product sales, and an accounting of royalty bearing sales by Itron from July 1, 2002 through December 20, 2002, the date of the verdict. Itron opposed Benghiat's motions and filed other motions.
     Under the Court's Order dated August 29, 2003, the Court denied all of Itron's motions and granted Benghiat's motions for an injunction on infringing product sales, interest on the verdict and an accounting of royalty bearing sales.
     Although Itron continues to believe that its products do not infringe the Benghiat patent, in early 2003, it redesigned the products that were found to infringe Benghiat's patent and have received an opinion from outside counsel that the redesigned products do not infringe the patent. This means that Itron's customers will continue to be able to purchase and use its handheld products despite the ruling by the Court to enjoin sales of the infringing products.
     Itron recorded a $7.4 million pre-tax charge for the amount of the jury's award in December 2002. No accrual has been made for prejudgment interest, which Itron estimates to be approximately $2 million.
     Appeals of the Court's final judgment must be made within 30 days to the Federal Circuit Court of Appeals in Washington D.C. Itron intends to file such an appeal within the next few days. Payment of the final judgment award plus accrued interest, after the posting of an appropriate bond, would not be due until any appeals have run their course, which Itron estimates would take approximately 18 to 24 months.

     About Itron:

     Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, C&I customer care and residential energy management. To know more, start here: www.itron.com.

     Caution concerning forward-looking statements:

     This release contains forward-looking statements concerning Itron that may affect our financial performance. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the inability to predict the outcome of appeals or any negotiation efforts associated with the Benghiat litigation and estimating costs associated with litigation defense, and other factors which are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Forms 10-Q for 2003 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

     CONTACT: Itron, Inc.
              Mima Scarpelli, 509-891-3565
              mima.scarpelli@itron.com